EXHIBIT 10.2

EXECUTION COPY

U.S. $150,000,000

CREDIT AGREEMENT

Dated as of June 26, 2007

Among

OLIN CORPORATION

as Borrower

and

THE BANKS NAMED HEREIN

as Banks

and

CITIBANK, N.A.

as Administrative Agent

and

BANK OF AMERICA, N.A.

as Syndication Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Documentation Agent

and

CITIGROUP GLOBAL MARKETS INC.

as Lead Arranger

CREDIT AGREEMENT

Dated as of June 26, 2007

OLIN CORPORATION, a Virginia corporation (the "Borrower"), the banks (the "Banks") listed on the signature pages hereof and CITIBANK, N.A., as administrative agent (the "Agent") for the Banks, hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Acquisition" means any acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the capital stock of, or all or a substantial part of the assets of, or of a business unit or division of, any Person.

"Advance" means an advance by a Lender to the Borrower pursuant to Section 2.02, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

"Affiliate" means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  The term "control" (including the terms "controlled by" or "under common control with") means the possession directly or indirectly of the power, whether or not exercised, to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or by contract or otherwise.

"Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention:  Bank Loan Syndications.

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

"Applicable Margin" means, as of any date of determination, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:

Performance Level	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
I	0.000%	0.470%

II	0.000%	0.625%
III	0.000%	0.725%
IV	0.000%	0.825%
V	0.000%	1.0250%

Provided, that the Applicable Margin for Eurodollar Rate Advances at each Performance Level shall be increased by 0.125 % if any Advances are outstanding after (a) the Borrower has consummated a receivables securitization program or (b) the commitments under the Existing Credit Agreement have been increased to an aggregate of $160,000,000 or more.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto and otherwise in accordance with Article VIII.

"Assumption Agreement" has the meaning specified in Section 2.04(c).

"Base Rate" means, for any Interest Period or any other period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:

(a)     The rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.'s base rate, or

(b)     The sum (adjusted to the nearest 1/100 of one percent or, if there is no nearest 1/100 of one percent, to the next higher 1/100 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the Federal Funds Rate.

"Base Rate Advance" means an Advance which bears interest as provided in Section 2.06(a).

"Borrowing" means a borrowing consisting of Advances of the same Type made on the same day by the Lenders.

"Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Change in Law" has the meaning specified in Section 2.10(c).

"Commitment" means, with respect to any Bank at any time, the amount set forth opposite such Bank's name on the signature pages hereto under the caption "Commitment" or, if such Bank has entered into one or more Assignment and Acceptances, set forth for such Bank in the Register maintained by the Agent pursuant to Section 8.02(d) as such Bank's "Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

"Confidential Information" has the meaning specified in Section 9.11.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary or unusual items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and to the extent deducted in calculating such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Advances), plus, without duplication, interest-equivalent costs associated with any receivables securitization program (whether accounted for as interest expense or loss on the sale of receivables), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, and (e) any other non-cash charges.  For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, (x) Consolidated EBITDA of the Borrower shall include, without duplication, the Borrower's pro rata share of the "Consolidated EBITDA" of Sunbelt Chlor Alkali Partnership (determined by reference to the Borrower's actual ownership therein) and (y) if during such Reference Period the Borrower or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto and any Indebtedness incurred or assumed in connection therewith as if such Acquisition occurred and such Indebtedness had been incurred or assumed on the first day of such Reference Period.

"Consolidated Interest Coverage Ratio" means, for any Reference Period, the ratio of (a) Consolidated EBITDA for such Reference Period to (b) Consolidated Interest Expense for such Reference Period.

"Consolidated Interest Expense" means, for any period, the sum of total interest expense (including that attributable to capitalized lease obligations) plus, without duplication, interest-equivalent costs associated with any receivables securitization program (whether accounted for as interest expense or loss on the sale of receivables), in each case of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commission, discounts and other fees and charges accrued with respect to letters of credit, bankers’ acceptance financing and, without duplication, in respect to any receivables securitization program allocable to such period in accordance with GAAP), minus (in the case of net benefits) or plus (in the case of net costs) the net benefits or net costs under all Hedging Agreements in respect of Indebtedness of the Borrower and its Subsidiaries to the extent such net benefits or net costs are allocable to such period in accordance with GAAP.

"Consolidated Leverage Ratio" means, as at the last day of any Reference Period, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA, for such Reference Period.  The Consolidated Leverage Ratio shall be calculated on the date on which the Borrower delivers to the Agent the financial statements required to be delivered pursuant to Section 5.01(i)(i) or (ii), as the case may be, and the certificate required to be delivered pursuant to Section 5.01(i)(iv) demonstrating such ratio.

"Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any law applicable to such Subsidiary.

"Consolidated Net Tangible Assets" means, at any date, the total assets of the Borrower and its Subsidiaries at such date, determined on a consolidated basis, minus (a) the consolidated current liabilities (excluding interest-bearing liabilities) of the Borrower and its Subsidiaries as of such date, (b) unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, and (c) any write-up of the value of any assets (other than an allocation of purchase price in an acquisition) after December 31, 2006; all as determined in accordance with GAAP.

"Consolidated Total Debt" means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (including the Borrower's Indebtedness in respect of its Guarantee of the Guaranteed Secured Senior Notes due 2017, Series O, of Sunbelt Chlor Alkali Partnership), determined on a consolidated basis in accordance with GAAP.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"Domestic Subsidiary" shall mean any Subsidiary organized under the laws of any State of the United States of America, substantially all of the assets of which are located, and substantially all of the business of which is conducted, in the United States of America.

"Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.02, the Borrower; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

"Environmental Laws" means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses or governmental restrictions relating to (i) the effect of the environment on human health, (ii) the environment or (iii) emissions, discharges or releases of Hazardous Substances into the environment including, without limitation, ambient air, surface water, groundwater, or land, or otherwise relating to the effect on the environment of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Event" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a) (2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such period for a term comparable to such period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 10:00 A.M. (New York time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period.  If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for such period for each such Advance comprising part of the same Borrowing shall be such average as determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

"Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

"Eurodollar Rate Reserve Percentage" of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

"Events of Default" has the meaning specified in Section 6.01.

"Existing Credit Agreement" means the Credit Agreement dated as of July 30, 2004, as amended, amended and restated, supplemented or otherwise modified from time to time, among the Borrower, the banks named therein and Citibank, N.A., as agent for said banks.

"Facility Fee Rate" means, as of any date of determination, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:

Performance Level	Facility Fee Rate
I	0.080%
II	0.125%
III	0.150%
IV	0.175%
V	0.225%

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published in Federal Reserve Statistical Release
H.15(519), for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"Foreign Subsidiary" shall mean any Subsidiary other than a Domestic Subsidiary.

"GAAP" is defined in Section 1.03.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, in each case regulated by Environmental Law.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, excluding deferred compensation of officers and directors, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and all obligations of such Person under synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, other than letters of credit and letters of guaranty issued to support obligations (other than Indebtedness) incurred in the ordinary course of business, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) all Invested Amounts.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Costs" has the meaning specified in Section 7.05(a).

"Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.15.

"Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance (or on the effective date of any election applicable to such Borrowing pursuant to Section 2.15) and ending the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be 1, 2, 3 or 6 months or, with the consent of all the Lenders, nine or twelve months, in each case as the Borrower may select, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(A)           the Borrower may not select any Interest Period which ends after the Termination Date;

(B)           Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and

(C)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day on such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

"Invested Amounts" means the amounts invested by investors that are not Affiliates of the Borrower in connection with a receivables securitization program and paid to the Borrower or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

"Lenders" means the Banks listed on the signature pages hereof (until such Bank shall have assigned or had assumed all interests hereunder as provided in Sections 8.02 or 2.04(c)) and each assignee or Assuming Bank that shall become a party hereto pursuant to Sections 8.02 or 2.04(c).

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

"Loan Documents" means this Agreement and the Notes.

"Margin Stock" shall have the meaning given such term under Regulation U issued by the Board of Governors of the Federal Reserve System.

"Majority Lenders" means at any time Lenders at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

"Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

"Notice of Borrowing" has the meaning specified in Section 2.02(a).

"Officer's Certificate" means a certificate signed in the name of the Borrower by its President, one of its Vice Presidents, its Treasurer or its Controller.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Performance Level" means, as of any date of determination, the level set forth below as then applicable:

I	Consolidated Leverage Ratio is less than or equal to 1.00:1.00.

II	Consolidated Leverage Ratio is greater than 1.00:1.00 but less than or equal to 1.50:1.00.

III	Consolidated Leverage Ratio is greater than 1.50:1.00 but less than or equal to 2.50:1.00.

IV	Consolidated Leverage Ratio is greater than 2.50:1.00 but less than or equal to 3.00:1.00.

V	Consolidated Leverage Ratio is greater than 3.00:1.00.

For purposes of this definition, the Performance Level shall be determined (i) from the date hereof, until adjusted pursuant to clause (ii) below, by reference to the Consolidated Leverage Ratio calculated for the Reference Period that would have ended March 31, 2007 had this Agreement then been in effect and (ii) as at the end of each Reference Period ended after the date hereof based upon the calculation of the Consolidated Leverage Ratio for such Reference Period.  The Applicable Margin, Facility Fee Rate and Utilization Fee Rate shall be adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 5.01(i)(iv).

"Permitted Encumbrances" means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings;

(b)           carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f); and

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Plan" means a Single Employer Plan or a Multiple Employer Plan.

"Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender's Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments at such time (or, if the Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the aggregate amount of all Commitments as in effect immediately prior to such termination).

"Reference Banks" means Citibank, N.A., Bank of America, N.A. and Wachovia Bank, National Association.

"Reference Period" means any period of four consecutive fiscal quarters of the Borrower.

"Register" has the meaning specified in Section 8.02(d).

"Regulation FD" has the meaning specified in Section 9.11.

"Significant Subsidiary" means each Subsidiary, but excludes any Subsidiary the United States dollar value (or equivalent thereof) of whose assets is less than 5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis.

"Single-Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

"Subsidiary" means, as at any particular time, any Person controlled by the Borrower the accounts of which would be consolidated with those of the Borrower in the Borrower's consolidated financial statements if such financial statements were to be prepared at such time in accordance with GAAP.

"Tax-Exempt Financing" means a transaction with a governmental unit or instrumentality which involves (i) the issuance by such governmental unit or instrumentality to Persons other than the Borrower or a Subsidiary of bonds or other obligations on which the interest is exempt from Federal income taxes under Section 103 of the Internal Revenue Code and the proceeds of which are applied to finance or refinance the cost of acquisition of equipment or facilities of the Borrower or any of its subsidiaries, and (ii) participation in the transaction by the Borrower or a Subsidiary in any manner permitted by this Agreement.

"Termination Date" means (i) June 24, 2008 or (ii) the earlier date on which the termination in whole of the Commitments occurs pursuant to Section 2.04 or 6.01.

"Type" shall have the meaning given such term in the definition of Advance.

"Unused Commitment" means, with respect to each Lender at any time, (a) such Lender's Commitment at such time minus (b) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.

"Usage" means, at any time, the sum of the aggregate principal amount of the Advances then outstanding.

"Utilization Fee Rate" means, for any date on which the aggregate Usage exceeds 50% of the aggregate Commitments, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:

Performance Level	Utilization Fee Rate
I	0.075%
II	0.125%
III	0.125%
IV	0.125%
V	0.250%

"Voting Rights" means, as to any corporation or any other entity, ordinary voting power (whether associated with outstanding common stock or outstanding preferred stock, or both, or other outstanding equity interests, as applicable) to elect members of the Board of Directors of such corporation or other entity (irrespective of whether or not at the time capital stock of any class or classes of such corporation or entity shall or might have voting power or additional voting power upon the occurrence of any contingency).

"Wholly Owned" means, with respect to any corporation or other entity, a corporation or other entity of which 100% of the Voting Rights are at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Wholly Owned Subsidiaries, or by one or more other Wholly Owned Subsidiaries.

"Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Computation of Time Periods.  (a)  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

(b)           In this Agreement and the other Loan Documents each reference to a year shall be a reference to the twelve consecutive months beginning January 1 in such year and ending December 31 in such year and each reference to a quarter shall be a reference to one of the three consecutive month periods beginning January 1, April 1, July 1 or October 1, in each year.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  "GAAP" shall mean generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent certified consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders, except that if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of a change occurring after the date of this Agreement in GAAP or the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be construed and interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with Section 9.01.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

                SECTION 2.01.  The Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time such Lender's Unused Commitment.  Each Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Within the limits of each Lender's Commitment, the Borrower may borrow, repay pursuant to Section 2.05 or prepay pursuant to Section 2.09(b), and reborrow, prior to the Termination Date, under this Section 2.01.

                SECTION 2.02.  Making the Advances.  (i)(A)  Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time), (x) in the case of Eurodollar Rate Advances, on the third Business Day prior to the date of the proposed Borrowing and (y) in the case of Base Rate Advances, on the day of the proposed Borrowing, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier.  Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (I) date of such Borrowing, (II) Type of Advances comprising such Borrowing, (III) aggregate amount of such Borrowing, and (IV) in the case of Eurodollar Rate Advances, Interest Period for each such Advance.  Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing.  After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02.

(B)           The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(ii)           Anything in subsection (i) above to the contrary notwithstanding,

(A)           if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Agent (with a copy to the Borrower) that the introduction of or any change in or in the interpretation of any law or regulation by any court, authority or agency, or any other governmental, judicial or regulatory body, makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the right of the Borrower to select Eurodollar Rate Advances for such

Borrowing or any subsequent Borrowing, with respect to such Lender (only), shall be suspended until such Lender shall notify the Agent (with a copy to the Borrower) that the circumstances causing such suspension no longer exist or such Lender shall cease to be a party hereto, and each Advance comprising such Borrowing shall, with respect to such Lender (only), be a Base Rate Advance of an equivalent amount and for an approximately equivalent term, provided that if all the Lenders so notify the Agent, the Agent shall so notify the Borrower and the Notice of Borrowing in respect of such requested Borrowing shall be automatically revoked.  Each Lender giving a notice under this subclause (A) shall, promptly after giving such notice, provide the Borrower (with a copy to the Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension;

(B)           in the event that it is necessary to determine the Eurodollar Rate with reference to the Reference Banks, and if none of the Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Eurodollar Rate Advance, if available (or, if not available or the Borrower so notifies the Lenders, a Base Rate Advance); and

(C)           if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Agent (with a copy to the Borrower) that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to the Lenders of making or funding their respective Eurodollar Rate Advances for such Borrowing, the Notice of Borrowing given in respect of such requested Borrowing shall be automatically revoked and the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Majority Lenders shall notify the Agent (with a copy to the Borrower) and the other Lenders that the circumstances causing such suspension no longer exist.  The Majority Lenders giving a notice under this subclause (C) shall, promptly after giving such notice, provide the Borrower (with a copy to the Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension.

(D)           Anything in subsection (i) above to the contrary notwithstanding, (1) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 and (2) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(iii)           Each Notice of Borrowing (subject to (ii)(A) and (ii)(C) above) shall be irrevocable and binding on the Borrower.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.  Each Lender claiming indemnity for any such loss, cost or expense under this clause (iii) shall provide, at the time of making such claim, the Borrower (with a copy to the Agent) with reasonable details, including the basis for the calculation thereof, of such loss, cost or expense, provided that, in the absence of manifest error, the amount of such claims so notified shall be conclusive and binding upon the Borrower.

(iv)           Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (i) of this Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each date from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                SECTION 2.03.  Fees.  (a) Facility Fee.  The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the average daily aggregate amount of the Lenders' Commitments from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender in the case of each other Lender until the Termination Date at the Facility Fee Rate, payable quarterly in arrears and on the Termination Date.

(b)           Agent's Fees.  The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

                SECTION 2.04.  Reduction of the Commitments/Substitution of Banks.  (a)  The Borrower shall have the right, upon at least two Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the Commitments of the Lenders, provided that (i) each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) any notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent) if such condition is not satisfied.

(b)           On the date of receipt (i) by the Borrower of any cash proceeds from the issuance of any equity interests of, the Borrower or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan or any issuance of any equity interests to the Borrower or any of its Subsidiaries) and (ii) by the Borrower or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than (A) Indebtedness incurred under the Existing Credit Agreement or any replacement thereof, (B) any refinancing of Indebtedness, (C) Indebtedness owing to the Borrower or any of its Subsidiaries, (D) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets that is incurred prior to or within 90 days after such acquisition, or completion of such construction or improvement, provided each such incurrence under this clause (D) is in an amount not greater than $250,000 or (E) Indebtedness incurred under an accounts receivable securitization program), the Commitments shall be automatically and permanently reduced by an amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(c)           Optional Termination and Substitution of Lenders.  The Borrower may, upon not less than two Business Days prior notice to a Lender or Lenders, terminate in whole the Commitment of such Lender or Lenders and arrange in respect of each terminated Lender for one or more bank or banks ("Assuming Lender or Lenders"), which may include one or more of the Lenders, but no Lender shall have any obligation, to assume a Commitment equal to or Commitments in aggregate amount equal to the amount of the Commitment of the terminated Lender, provided that no such termination shall be made unless, at such time, no event has occurred and is continuing which constitutes an Event of Default.  Such termination shall be effective (x) with respect to each such terminated Lender's Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than two Business Days after receipt of such notice or (y) in the event that an Advance is outstanding from such terminated Lender which is to be paid in connection with such termination, on the last day of the then current interest period relating to such Advance.  Such assumption shall be effective on the date specified in (x) or (y) above, as the case may be, provided, however, that each Assuming Lender shall have delivered to the other Lenders, on or prior to such date, an agreement in form and substance satisfactory to the Borrower and the Agent (an "Assumption Agreement") in substantially the form of Exhibit E hereto.  (The term "Lender" as used in this Agreement immediately following such assumption shall include an Assuming Lender.)  Notwithstanding the provisions of this Section 2.04(c), termination or substitution shall not be effective unless the Assuming Lender meets, at the time of substitution, the criteria set forth in this Agreement for an "Eligible Assignee."

Upon the termination of a Lender's Commitment under this subsection 2.04(c), the Borrower will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any fees payable to such Lender pursuant to the provisions of Section 2.03 with respect to the Commitment which is terminated, any amounts payable pursuant to the provisions of Section 9.04 and any other amounts payable to such Lender hereunder with respect to the Commitment which is terminated or Advances which are paid; and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged, and it shall be deemed to have relinquished its rights under this Agreement (other than any rights under Section 9.06).

                SECTION 2.05.  Repayment.  The Borrower shall repay to the Agent for the ratable account of the Lenders the principal amount of each Advance owing to each Lender on the Termination Date.

                SECTION 2.06.  Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)           Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time, plus the Applicable Margin, plus the Utilization Fee Rate, if applicable, payable in arrears on (i) the last day of each quarter and (ii) the date such Base Rate Advance shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1-1/2% per annum above the Base Rate.

(b)           Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period, plus the Applicable Margin plus the Utilization Fee Rate, if applicable, payable in arrears on (A) if the Interest Period in respect of such Advance is less than or equal to three months, the last day of such Interest Period, or (B) if the Interest Period in respect of such Advance is greater than three months, the last day of each three-month period (beginning the first day of such Interest Period) occurring during that Interest Period, and also on the last day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 1 1/2% per annum above the Base Rate in effect from time to time.

                SECTION 2.07.  Additional Interest on Eurodollar Rate Advances.  The Borrower shall pay to the Agent for the account of each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest shall be determined by such Lender and notified to the Borrower and the Agent.  Each Lender notifying the Borrower and the Agent of such additional interest shall provide the Borrower (with a copy to the Agent), at the time of such notification, with reasonable details, including the basis for the calculation thereof, of such additional interest, provided that, in the absence of manifest error, the amount of such additional interest so notified shall be conclusive and binding upon the Borrower.

                SECTION 2.08.  Interest Rate Determination.  (a)  If the Eurodollar Rate cannot be determined by reference to the Reuters Screen LIBOR01 Page or any successor page (as provided in the definition of "Eurodollar Rate"), each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate.  Subject to Section 2.02(ii)(B), if any of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Bank.

(b)           The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a) or (b), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.06(b).

                SECTION 2.09.  Prepayments.  (a)  The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in subsection (b) or (c) below.

(b)           The Borrower may, (i) upon same-day notice in the case of Base Rate Advances or (ii) upon at least three Business Days' notice in the case of Eurodollar Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) any notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent) if such condition is not satisfied and (iii) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 9.04(b).

(c)           On the date of any termination or reduction of Commitments pursuant to this Agreement, the Borrower shall pay or prepay so much of the Advances as shall be necessary in order that the aggregate Usage will not exceed the aggregate Commitments of the Lenders after giving effect to such termination or reduction.

                SECTION 2.10.  Increased Costs.  (a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation by any court, authority or agency, or any other governmental, judicial or regulatory body, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  Each Lender demanding payment of such amount shall provide, at the time of making such demand, the Borrower and the Agent with reasonable details, including the basis for the calculation thereof, of such increase, provided that, in the absence of manifest error, the amount so notified shall be conclusive and binding upon the Borrower.

(b)           If any Lender determines (in good faith) that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder.  Each Lender demanding payment of such amount shall provide, at the time of making such demand, the Borrower and the Agent with reasonable details, including the basis for the calculation thereof, of such increase, provided that, in the absence of manifest error, the amount so notified shall be conclusive and binding upon the Borrower.

(c)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred more than 270 days prior to the date that such Lender notifies the Borrower and the Agent of any event described in paragraph (a) or (b) of this Section (a "Change in Law") which gives rise to such increased costs and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)           If any Lender requests compensation under this Section, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(e)           If any Lender requests compensation under this Section, then the Borrower may, at its sole expense and effort, upon notice to such Lender require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) at the time the Borrower requires such an assignment, no event has occurred and is continuing which constitutes an Event of Default, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under this Section, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                SECTION 2.11.  Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent for the account of the applicable Lender at the Agent's Account in same day funds.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.07, 2.10, 2.14 or 9.04(b)) to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.02(d), from and after the effective date specified in each Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           All computations of interest with respect to the Advances based on clause (a) of the definition of Base Rate and of fees (other than the facility fee) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest (i) with respect to the Advances based on clause (b) of the definition of Base Rate, the Eurodollar Rate or the Federal Funds Rate, (ii) the facility fee and (iii) pursuant to Section 2.07 shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fee or commission is payable.  Each determination by the Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment, shall be made on the next preceding Business Day.

(d)           Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

                      SECTION 2.12.  Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)           The Register maintained by the Agent pursuant to Section 8.02(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

(c)           Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima  facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

                SECTION 2.13.  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.04(c), 2.07, 2.10 or 2.14) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                SECTION 2.14.  Taxes.  (a)  Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (x) taxes imposed on its income, and franchise taxes imposed on it, and any liability arising therefrom or with respect thereto, by the United States or any State or other political subdivision thereof or by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and (y) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

(c)           The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.  If a Lender or the Agent receives an indemnification payment from the Borrower in accordance with this subsection (c) and such Lender subsequently receives from the applicable jurisdiction a payment of all or a portion of the amount of Taxes or Other Taxes or liability with respect to which such indemnity payment was made, such Lender shall promptly turn over (without interest) to the Borrower the amount of such repayment.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.  If no Taxes are payable in respect of any payment hereunder or under the Notes, the Borrower will, if reasonably requested by a Lender or the Agent furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes.

(e)           Each Lender shall initially designate an Applicable Lending Office that will avoid the need for payment of additional amounts by the Borrower pursuant to this Section 2.14 and, furthermore, any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(f)           Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(g)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and under the Notes.

                SECTION 2.15.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such Borrowing shall be allocated ratably among the Lenders having made the Advances comprising such Borrowing, and the Advances comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           the Type of Advances comprising such Borrowing; and

(iv)           the Interest Period for each such Advance.

If any such Interest Election Request requests a Eurodollar Rate Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as or converted to a Base Rate Borrowing.

ARTICLE III

CONDITIONS OF LENDING

                SECTION 3.01.  Condition Precedent to Effectiveness of Sections 2.01 and 2.02.  The effectiveness of Sections 2.01 and 2.02 is subject to the execution and delivery of counterparts of this Agreement by the Borrower, the Agent and the Lenders and the satisfaction of the following additional conditions precedent:

(i)           The Agent shall have received the following, each dated the date hereof, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(a)           A Note to the order of any Lender requesting such note pursuant to Section 2.12.

(b)           An Officer's Certificate attaching copies of the resolutions of the Board of Directors of the Borrower (or an authorized committee thereof) approving the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.

(c)           An Officer's Certificate certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered hereunder.

(d)           A favorable opinion of a Senior Counsel of the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

(e)           A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(ii)           The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

                SECTION 3.02.  Conditions Precedent to Initial Borrowing.  The obligation of each Lender to make an Advance on the occasion of the initial Borrowing shall be subject to the further conditions precedent that on or prior to the date of such Borrowing all of the conditions precedent to the consummation of the Borrower’s acquisition of Pioneer Companies Inc. (other than the payment of the proceeds of Advances) shall have been satisfied substantially in accordance with the terms of the Purchase Agreement related thereto delivered to the Lenders prior to May 24, 2007, with no amendment, modification or waiver adverse to the interests of the Lenders in any material respect except as agreed to in writing by the Lenders.

                SECTION 3.03.  Conditions Precedent to Each Borrowing Increasing the Aggregate Amount of Advances.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) which would increase the aggregate outstanding amount of Advances owing to such Lender over the aggregate outstanding amount of Advances owing to such Lender immediately prior to the making of such Advance shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)           The representations and warranties contained in this Agreement (other than the last sentence of Section 4.01(e)) are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)           No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                SECTION 3.04.  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed effective date of Sections 2.01 and 2.02, specifying its objection thereto.  The Agent shall promptly notify the Lenders of the occurrence of the effective date of Sections 2.01 and 2.02.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

            SECTION 4.01.  Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)           The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation indicated at the beginning of this Agreement, has all requisite corporate power and authority to conduct its business, to own its properties and assets as it is now conducted and as proposed to be conducted and is qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the conduct of its business requires it to so qualify or be licensed except where the failure to do so, individually or in the aggregate, could not reasonably be expected to materially and adversely affect the ability of the Borrower to perform its obligations under any Loan Document.

(b)           The execution, delivery and performance by the Borrower of the Loan Documents, including the Borrower's use of the proceeds thereof, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's charter or by-laws or (ii) contravene law (including, without limitation, Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting the Borrower or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any Loan Documents.

(d)           This Agreement is, and each of other Loan Documents when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e)           The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2006, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and the consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2007, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2007 and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP.  Except as publicly disclosed prior to the date hereof, on and as of the date of this Agreement, since December 31, 2006, there has been no material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(f)           There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary the reasonably anticipated outcome of which (i) would materially and adversely affect the ability of the Borrower to perform its obligations under the Loan Documents or (ii) purport to affect the legality, validity or enforceability of any Loan Document.

(g)           The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except in compliance with Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board.

(h)           Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.

(i)           The Borrower and each Subsidiary have filed all material tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

(j)           In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the operations and properties of the Borrower, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any liabilities in connection with off-site disposal of Hazardous Substances and any capital or operating expenditures) required to achieve or maintain compliance with Environmental Laws.  On the basis of this review, the Borrower has reasonably concluded that, except with respect to any matter disclosed in Items 1 or 3 in the Borrower's 2006 Form 10-K or in the Commitments and Contingencies Note to the consolidated financial statements incorporated therein, such associated liabilities and costs, are unlikely to cause a material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, from that shown on the consolidated financial statements as at, and for the three-month period ended March 31, 2007, provided that the inclusion of such exception does not indicate that any such matter will cause such a material adverse change.

ARTICLE V

COVENANTS OF THE BORROWER

                SECTION 5.01.  Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a)           Compliance with Laws, Etc.  Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith) the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

(b)           Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio as of the last day of each Reference Period of not more than 4.00 : 1.0.

(c)           Consolidated Interest Coverage Ratio.  Maintain a Consolidated Interest Coverage Ratio for each Reference Period of not less than 4.00 : 1.0.

(d)           Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, and the rights (charter and statutory) and franchises material to the business of the Borrower and its Subsidiaries, taken as  a whole; provided, however, that (i) the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c), (ii) neither the Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders and (iii) no Subsidiary shall be required to preserve its corporate existence if the Borrower has determined to liquidate or dissolve such Subsidiary and such liquidation or dissolution will not violate any other provision of this Agreement.

(e)           Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in a manner which will permit the preparation of consolidated financial statements in accordance with GAAP.

(f)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(g)           Insurance.  Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amount and covering such risks as the Borrower, in its good faith business judgment, believes necessary.

(h)           ERISA.  Ensure that each ERISA Affiliate will meet its minimum funding requirements and all of its other obligations under ERISA with respect to all of its Plans and satisfy all of its obligations to Multiemployer Plans, including any Withdrawal Liability, if the failure to do so would have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(i)           Reporting Requirements.  Furnish to each Lender:

(i)           as soon as available and in any event within 60 days after the end of each of the first three quarters of each year, balance sheets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of such quarter and statements of income and retained earnings and cash flow of the Borrower and the Subsidiaries, on a consolidated basis, for the period commencing at the end of the previous year and ending with the end of such quarter, certified by the chief financial officer of the Borrower, subject to audit and year end adjustments;

(ii)           as soon as available and in any event within 120 days after the end of each year, a copy of the balance sheets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of such year and the statements of income and retained earnings and cash flow of the Borrower and the Subsidiaries, on a consolidated basis, for such year, certified by KPMG LLP or another independent nationally recognized firm of public accountants;

(iii)           as soon as possible and in any event within ten days after an officer of the Borrower becomes aware of the occurrence of each Event of Default (and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default), an Officer's Certificate setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

(iv)           contemporaneously with each delivery of the statements referred to in clauses (i) and (ii) above, (A) either an Officer's Certificate stating that no Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) occurred during such quarter or, if applicable, an Officer's Certificate pursuant to clause (iii) above, (B) an Officer's Certificate stating that, as of the last day of the preceding quarter, and to the best of his or her knowledge, at all times during the preceding quarter, the Borrower was in compliance with the covenants referred to in Sections 5.01(b) and (c) and providing reasonable details of the calculations evidencing the Borrower's compliance with such covenants and (C) reasonable details of each material change in GAAP from those applied in preparing the statements referred to in Section 4.01(e) insofar as such changes are applicable to the statements referred to in clauses (i) and (ii) above;

(v)           promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its shareholders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange (other than those pertaining to employee benefit plans); and

(vi)           such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Lender through the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Borrower pursuant to paragraphs (i), (ii) and (v) of this Section 5.01(i) shall be deemed to have been delivered on the date on which it posts such reports containing such financial statements are posted on the SEC's website at www.sec.gov; provided that it shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (v) of this Section 5.01(i) to the Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Lender.

                SECTION 5.02.  Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

(a)           Liens.  Create, assume or suffer to exist or permit any Subsidiary of the Borrower to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except

(i)           Permitted Encumbrances,

(ii)           other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred to secure Indebtedness, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

(iii)           Liens on property or assets of a Domestic Subsidiary to secure obligations of such Subsidiary to the Borrower or another Domestic Subsidiary, and Liens on property or assets of a Foreign Subsidiary to secure obligations of such Subsidiary to the Borrower or any other Subsidiary,

(iv)           any Lien on property of any Foreign Subsidiary to secure Indebtedness of such Subsidiary, provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (iv) or by clause (vi) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets,

(v)           Liens incurred in connection with any Tax-Exempt Financing which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business,

(vi)           Liens on property or assets granted in connection with applications for or reimbursement obligations with respect to letters of credit issued at the request of the Borrower or a Subsidiary by a banking institution to secure the performance of obligations of the Borrower or a Subsidiary relating to such letters of credit, to the extent such banking institution requested the granting to it of such Lien as a condition for its issuance of the letter of credit; provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (vi) or by clause (iv) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets,

(vii)         any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof,

(viii)        Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) with respect to Liens securing Indebtedness of any Domestic Subsidiary, such Liens secure Indebtedness permitted by clause (ii) of Section 5.02(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary,

(ix)           Liens on assets securing other obligations of the Borrower and its Subsidiaries not expressly permitted by clauses (i) through (viii) above; provided that, immediately after giving effect thereto and to the concurrent repayment of any other secured obligations, the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (ix) or by clause (iv) or (vi) of this Section does not exceed 10% of Consolidated Net Tangible Assets,

(x)           Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section 5.02(a) (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(a)), and

(xi)           liens arising in connection with a receivables securitization program.

(b)           Domestic Subsidiary Indebtedness.  Permit any Domestic Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(i)           Indebtedness of any Domestic Subsidiary to the Borrower or any other Domestic Subsidiary;

(ii)           Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(iii)           Indebtedness of any Person that becomes a Domestic Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary;

(iv)           other Indebtedness in an aggregate principal amount not exceeding $20,000,000 at any time outstanding; and

(v)           Indebtedness consisting of Invested Amounts.

(c)           Mergers, Etc.  (i)  Merge or consolidate with or into any other Person (other than a Subsidiary) or (ii) convey, transfer, lease or otherwise dispose of, or permit a Subsidiary to convey, transfer, lease, or otherwise dispose of, (whether in one transaction or in a series of related transactions) all or substantially all of the property or assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), directly or indirectly, to any Person, including through a merger or consolidation of a Subsidiary with an unaffiliated party, unless (A) in each case of (i) or (ii), after giving effect to such proposed transaction, no Event of Default or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and (B) in the case of clause (i),the surviving corporation is the Borrower, provided that to the extent that the value of all Margin Stock owned by the Borrower and its Subsidiaries taken as a whole exceeds 25% of the value of the total assets of the Borrower and its Subsidiaries subject to this Section 5.02(c), nothing in this Section 5.02(c) shall prohibit the sale of such Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(c)) .

(d)           Change in Nature of Business.  Engage, or permit any of its Subsidiaries to engage, to any material extent, in any business other than the businesses of the type conducted by the Borrower and its Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

(e)           ERISA.  Create, assume or suffer to exist or permit any ERISA Affiliate to create, assume or suffer to exist (i) any Insufficiency of any Plan (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto), in respect of which Plan an ERISA Event has occurred, or (ii) any Withdrawal Liability under any Multiemployer Plan, if the sum of (A) any such Insufficiency or Withdrawal Liability, as applicable, (B) the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto), (C) amounts then required to be paid to any and all other Multiemployer Plans by the Borrower or its ERISA Affiliates as Withdrawal Liability and (D) the aggregate principal amount of all Indebtedness of the Borrower and all the Subsidiaries secured by Liens permitted by clauses (iv), (vi), (vii), (viii) and (ix) of Section 5.02(a), shall exceed 10% of Consolidated Net Tangible Assets.

ARTICLE VI

EVENTS OF DEFAULT

                SECTION 6.01.  Events of Default.  If any of the following events ("Events of Default") shall occur and be continuing:

(a)           The Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any interest on any Advance or any fees or other amounts payable under this Agreement within five days of the same becoming due and payable; or

(b)           Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)           The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), (c) or (i)(iii) or Section 5.02, or (ii) any term, covenant or agreement contained in any Loan Document (other than as referred to in subsection (a) or clause (i) above) on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d)           The Borrower or any Subsidiary shall fail to pay any installment of principal of or any premium or interest on any Indebtedness, which is outstanding in a principal amount of at least $25,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or any Indebtedness of the Borrower or any Subsidiary which is outstanding in an aggregate principal amount of at least $25,000,000 shall, for any reason, be accelerated (it being understood that a mandatory prepayment on the sale of any asset shall be deemed not to be an acceleration of the Indebtedness secured by such asset) ; or

(e)           Either the Borrower or any Significant Subsidiary or any two or more Subsidiaries which (when taken together) would have aggregate total assets constituting those of a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any such Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against the Borrower or such Subsidiary (but not instituted by it), either such proceeding shall not be dismissed or stayed for 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or the Borrower or any such Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)           Any judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and, within 60 days of the commencement of such proceedings, such judgment shall not have been satisfied or (subject to clause (ii) below) shall have been stayed or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $25,000,000 in the aggregate as a result of one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrower declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default resulting from the actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

                SECTION 7.01.  Authorization and Action.  Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting ) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law.  The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

                SECTION 7.02.  Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Agent:  (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.02; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any event which constitutes, or with the passage of time would constitute, an Event of Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created in under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

                SECTION 7.03.  Citibank and Affiliates.  With respect to its Commitment, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity.  Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefore to the Lenders.  The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

                SECTION 7.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                SECTION 7.05.  Indemnification.  (a)  Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), from and against such Lender's ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b)           For purposes of this Section 7.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders and (ii) their respective Unused Commitments at such time.  The failure of any Lender Party to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender's ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

                SECTION 7.06.  Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, subject, so long as no Event of Default has occurred and is continuing, to the Borrower's approval.  If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement other than the obligations provided in Section 9.11.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                SECTION 7.07.  Other Agents.  Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any other type of agent (other than administrative agent) on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

ASSIGNMENTS AND PARTICIPATIONS

                SECTION 8.01.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                SECTION 8.02.  Assignments.  (a)  Each Lender may, upon at least 10 Business Days' notice to the Borrower and the Agent, assign to one or more banks or other entities (other than an assignment which would result in increased costs to the Borrower pursuant to Sections 2.07, 2.10 or 2.14 hereof) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) if such bank or other entity is not already a Lender or an Affiliate of a Lender and prior to the expiring of the 10 Business Days' notice referred to above, the Borrower (unless an Event of Default has occurred and is continuing at such time) or the Agent notifies the assignor Lender that such assignee is, in its sole discretion, not acceptable to it, such assignor Lender shall not make such assignment, (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, (iii) each such assignment shall be only to an Eligible Assignee, (iv) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement and (v) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, in the case of an assignment to a Lender and $10,000,000, in the case of an Assignment to an Eligible Assignee not already a Lender and, in each case, shall be an integral multiple of $5,000,000.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.07, 2.10, 2.14, 9.04 and 9.06 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than those provided in Section 9.11) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement  or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; (vi) such assignee confirms that it is an Eligible Assignee; and (vii) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.

(c)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment and the fee referred to in clause (a)(ii) above, the Agent shall (subject to any consents to such assignment required pursuant to the terms of this Agreement), if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)           The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register").  The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, provided, that the failure of the Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Any Lender may pledge all or a portion of its Advances to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Revenue Bank.  No such assignment shall release the assigning Lender from its obligations under the Agreement.

                SECTION 8.03.  Participations.  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, and the Advances owing to it and the Note or Notes held by it); provided, however, that (a) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (d) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (e) such participation is not prohibited by applicable law and (f) no participant shall have any claim against the Borrower or the Agent for any amounts due to it under its participation agreement and no Lender shall have any additional claim under Sections 2.07, 2.10 or 2.14 as a result of any participation.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Person acquiring such participation, agree to any amendment, modification or waiver described in clause (a), (b) or (c) of the proviso to Section 9.01 that directly affects such Person.

                SECTION 8.04.  Information.  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article VIII, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

ARTICLE IX

MISCELLANEOUS

                SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) increase the Commitment of any Lender or subject any Lender to any additional obligations without the written consent of such Lender, (b) reduce the principal of, or interest on, any Note, Advance, or any fee or other amount payable hereunder without the written consent of each Lender affected thereby, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes, Advances, or any fees or other amounts payable hereunder without the written consent of each Lender affected thereby, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder without the written consent of all the Lenders or (e) amend this Section 9.01 without the written consent of all the Lenders and provided  further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

                SECTION 9.02.  Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopy communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Borrower, at its address at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105, telecopy no.  (618) 258-3292, Attention: Treasury Department; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Borrower by the Agent.  All such notices and communications shall, when mailed or telecopied, be effective only when received by the relevant party.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)           So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com.  The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the "Platform").  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)           Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

                SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                SECTION 9.04.  Costs, Expenses and Taxes.  (a)  The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement, and all out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable fees and expenses of outside counsel for each Lender), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder including, without limitation, reasonable fees and expenses of outside counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b)           If any payment of principal of any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.09(b), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  Each Lender demanding payment of such amount shall provide, at the time of making such demand, the Borrower and the Agent with reasonable details, including the basis for the calculation thereof, of such increase, provided that, in the absence of manifest error, the amount so notified shall be conclusive and binding upon the Borrower.

                SECTION 9.05.  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents, whether or not such Lender shall have made any demand under this Agreement or the Note held by such Lender and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

                      SECTION 9.06.  Indemnification by Borrower.  The Borrower agrees to indemnify and hold harmless the Agent and each Lender (and each of their respective officers, agents, employees and directors) (each, an "Indemnified Party") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of outside counsel) of any kind or nature whatsoever ("Claims") which may be imposed on, incurred by or asserted against such Lender or any of its officers, agents, employees or directors (but excluding Claims of any Person resulting from such Person's gross negligence or willful misconduct) in connection with or arising out of any investigation, litigation or proceeding (including, without limitation, any threatened investigation, litigation or proceeding or preparation of a defense in connection therewith) related to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the

Advances, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.06 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

                SECTION 9.07.  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                SECTION 9.08.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                SECTION 9.09.  Special Prepayment Right.  (a)  In the event that a Change of Control Date shall occur, the Borrower will, within 10 days after such Change of Control Date, give the Agent written notice thereof and describe in reasonable detail the facts and circumstances giving rise thereto, and the Borrower will prepay, if any Lender shall so request, all of the Advances from such Lender plus interest accrued to the date of prepayment and any other fees and amounts as may then be payable by Borrower under this Agreement.  Said request (the "Prepayment Notice") shall be made by a Lender in writing not later than 45 days after the Change of Control Date and shall specify (i) the date (the "Special Prepayment Date") upon which the Borrower shall prepay the Advances, which date shall be not less than 15 days nor more than 45 days from the date of the Prepayment Notice and (ii) the amount of the Advances to be prepaid.  In the event of such request, the Commitment of such Lender to make Advances shall forthwith terminate.

(b)           On the Special Prepayment Date, the Borrower shall prepay all of the Advances of such Lender plus interest accrued thereon to the Special Prepayment Date and such other fees and amounts as may then be payable by Borrower under this Agreement.  Payment shall be made as provided in this Agreement.

(c)           For the purposes of this Section 9.09:

(i)           the term "Change of Control Date" shall mean (A) the first day on which any person, or group of related persons, has beneficial ownership of more than
33 1/3% of the outstanding voting stock of the Borrower or (B) the date immediately following the first date on which the members of the Board of Directors of the Borrower (the "Board") at the commencement of any period of 730 consecutive days (together with any other Directors whose appointment or election by the Board or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least a majority of the Directors then in office who either were Directors at the beginning of such period or whose appointment or election or nomination for election was previously so approved) shall cease to constitute a majority of the Board at the end of such period; provided, however, that a Change of Control Date shall not be deemed to have occurred under clause (A) hereof if (x) the Borrower shall have merged or disposed of a portion of its assets in compliance with the requirements of subsection 5.02(c) hereof within 10 days after the acquisition of such beneficial ownership shall have occurred and (y) no person or group of related persons shall have beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Borrower after such merger or disposition.

(ii)           the term "voting stock" shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of the Borrower other than stock having such power only by reason of a contingency.

                SECTION 9.10.  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or federal court sitting in New York City.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                SECTION 9.11.  Confidentiality.  Each of the Agent and the Lenders expressly agrees, for the benefit of the Borrower and its Subsidiaries, to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Borrower and its Subsidiaries containing provisions substantially the same as those of this Section, to any Eligible Assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries.  For the purposes of this Section, "Confidential Information" means all information, including material nonpublic information with the meaning of Regulation FD promulgated by the SEC ("Regulation FD"), received from the Borrower or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by such entities; provided, that such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have compiled with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Agent shall attempt to notify the Borrower of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information.  It is understood and agreed that the Borrower, its Subsidiaries and their respective Affiliates may rely upon this Section for any purpose, including without limitation to comply with Regulation FD.

                SECTION 9.12.  Patriot Act.  Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the "Loan Parties"), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

                SECTION 9.13.  Waiver of Jury Trial.  Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Loan Documents or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower

OLIN CORPORATION

By:	/s/ Stephen C. Curley
Name: Stephen C. Curley
Title: Vice President and Treasurer

Agent

CITIBANK, N.A., as Agent

By:	/s/ Shannon A. Sweeney
Name: Shannon A. Sweeney
Title: Vice President

Lenders

Commitment

$60,000,000	CITIBANK, N.A.

	By:	/s/ Shannon A. Sweeney
Name: Shannon A. Sweeney
Title: Vice President

$60,000,000	BANK OF AMERICA, N.A.

	By:	/s/ Phillip J. Lynch
Name: Phillip J. Lynch
Title: Vice President

$30,000,000	WACHOVIA BANK, NATIONAL
ASSOCIATION

	By:	/s/ Barbara Van Meerten
Name: Barbara Van Meerten
Title: Director

$150,000,000 Total of Commitments

Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

ARTICLE III
CONDITIONS OF LENDING

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower	27

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants	29
SECTION 5.02. Negative Covenants	31

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default	34

ARTICLE VII
THE AGENT

ARTICLE VIII
ASSIGNMENTS AND PARTICIPATIONS

ARTICLE IX
MISCELLANEOUS

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Schedule I	–	List of Applicable Lending Offices

Exhibit A	–	Promissory Note
Exhibit B	–	Notice of Borrowing
Exhibit C	–	Assignment and Acceptance
Exhibit D	–	Opinion of Counsel to the Borrower
Exhibit E	–	Assumption Agreement

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